Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com
FOR IMMEDIATE RELEASE
MEMC FILES 2005 FINANCIAL STATEMENTS
St. Peters, MO, August 10, 2005 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced that it has filed its 2005 Form 10-K, its Form 10-Q for the third quarter of 2005 and restated Form 10-Qs for the first and second quarters of 2005.
The following summarizes the changes from previously furnished financial results as well as provides our outlook for the timing of the filing of our 2006 Form 10-Qs.

Income Statement

No changes have been made to the income statement for the full year 2005 compared to the preliminary financials provided in the July 26, 2006 update. A $1 million movement of income tax expense occurred between the third and fourth quarters of 2005 with no net impact to the 2005 results.

Balance Sheet

No changes occurred to total assets, total liabilities or stockholder’s equity for 2005 compared to the preliminary financials furnished in the July 26, 2006 update, although reclassifications were made within sub-categories. These changes include reclassifications between cash and short-term investments and the reclassification of certain pension and post-employment liabilities into current liabilities from long-term liabilities.

Statement of Cash Flows

In connection with the finalization of the Form 10-K, the company identified transactions that were incorrectly classified within different categories of the company’s Consolidated Statements of Cash Flows for the years ended December 31, 2003 and December 31, 2004. As a result, the company also filed today a Form 8-K announcing the correction of these certain cash flow statement items for 2003 and 2004 which are already reflected in the 2005 Form 10-K filed today. These prior year cash flow adjustments primarily relate to the classification within the cash flow statements of capital expenditures and factored receivables, and classification between cash equivalents and short-term investments. Details on the specific adjustments to the cash flow statements are provided in the Form 8-K and in the Form 10-K and Form 10-Qs. There is no impact on the sum of cash and cash equivalents plus short-term investments for either year.

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2006 Results

The 2005 Form 10-K having been filed, the company is now working to complete its Form 10-Qs for the first and second quarters of 2006. As a result, the company has filed a Form 12b-25 today reflecting that it was not able to file its second quarter 2006 Form 10-Q by the August 9th deadline. The company intends to simultaneously file both the first and second quarter 2006 Form-10Qs upon management’s finalization of its work on these reports and the related reviews by the company’s independent registered public accountants, which the company currently expects should be completed before the end of the third fiscal quarter of 2006.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

Contact:

Bill Michalek Director, Investor Relations MEMC Electronic Materials, Inc. (636) 474-5443